Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                              File No. 333-37635



                         PRICING SUPPLEMENT NO. 3 DATED
                          MARCH 24, 1998 TO PROSPECTUS
                      DATED OCTOBER 31, 1997 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 1997

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 31, 1997, as amended and supplemented by the Prospectus Supplement dated October 31, 1997 (the "Prospectus").

Aggregate Principal Amount:   $40,000,000

Original Issue Date
 (Settlement Date):           March 27, 1998

Stated Maturity Date:         March 27, 2002

Issue Price:                  100% of Principal Amount

Base Rate:                    LIBOR

Index Currency:               U.S. Dollars

Designated LIBOR Page:        LIBOR Telerate Page 3750

Spread:                       10 basis points

Initial Interest Rate:        Base Rate plus Spread, as determined
                              on March 25, 1998

Index Maturity:               Three months

Interest Payment Dates:       Commencing June 27, 1998 and thereafter on the
                              27th calendar day of each March, June, September and December up to and including the Maturity Date

Interest Reset Period:        Quarterly

Calculation Agent:            Bankers Trust Company

Interest Reset Dates:         The 27th calendar day of each March, June,
                              September and December

Interest Determination Dates: The second London Business Day preceeding each
                              Interest Reset Date



Type of Notes Issued:         [X] Senior Notes         [ ] Fixed Rate Notes
                              [ ] Subordinated Notes   [X] Floating Rate Notes

Optional Redemption:          [ ] Yes
                              [X] No

Form of Notes Issued:         [X] Book-Entry Notes
                              [ ] Certificated Notes

CUSIP Number:                 09700WAN3



                                PURCHASE AS AGENT

        This Pricing Supplement relates to $40,000,000 aggregate principal amount of Notes that are being sold through Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as Agent. Net proceeds payable by Merrill Lynch to Boeing Capital Corporation (the "Company") will be 99.8205% of the aggregate principal amount of the Notes, or $39,928,200 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Merrill Lynch will be paid a commission by the Company in the amount of .1795% or $71,800.